Exhibit 99.1

GXO Reports First Quarter 2025 Results

•Increased first quarter revenue 21% year over year, to $3 billion, with organic revenue growth of 3%
•Grew sales pipeline to three-year high of $2.5 billion, excluding Wincanton
•Repurchased 2.8 million shares
•Reaffirmed full-year 2025 organic revenue growth and adjusted EBITDA guidance

GREENWICH, Conn. — May 7, 2025 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the first quarter 2025.

Malcolm Wilson, chief executive officer of GXO, said, “GXO delivered a strong first quarter. We generated revenue of $3 billion, up 21% year over year, and delivered $163 million in adjusted EBITDA.

“We signed $228 million of new business wins and our sales pipeline of $2.5 billion, excluding Wincanton, stands at its highest level in three years. We’ve finalized a landmark deal with England’s National Health Service Supply Chain. This is our largest-ever contract and carries a total lifetime value of about $2.5 billion.

“To date, we’ve secured over $700 million of incremental revenue for 2025, and have an additional $300 million already won for 2026. In a dynamic trade environment, customers need a reliable partner to help them navigate the global supply chain in a cost-effective way. GXO’s market-leading technology solutions, deep operational expertise, and global scale make us the partner of choice, for leading brands all over the world.

“We’re reaffirming our guidance for organic revenue growth and adjusted EBITDA for the full year 2025, as the long-term contractual nature of our business and our diverse geographical footprint enable us to manage through this dynamic macro backdrop.”

First Quarter 2025 Results

Revenue increased to $3.0 billion, up 21% year over year, compared with $2.5 billion for the first quarter 2024. Organic revenue1 grew by 3%.

Net loss was $95 million, compared with net loss of $36 million for the first quarter 2024. Diluted loss per share was $0.81, compared with $0.31 for the first quarter 2024.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) was $163 million, compared with $154 million for the first quarter 2024. Adjusted diluted EPS1 was $0.29, compared with $0.45 for the first quarter 2024.

GXO generated $29 million of cash flow from operations, compared with $50 million for the first quarter 2024. In the first quarter of 2025, GXO used $48 million of free cash flow1, compared with $17 million of free cash flow1 used for the first quarter 2024.
1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

Cash Balances and Outstanding Debt

As of March 31, 2025, cash and cash equivalents (excluding restricted cash), debt outstanding and net debt1 were $288 million, $2.7 billion and $2.4 billion, respectively.

Guidance

The company’s 2025 guidance2 remains as follows:
•Organic revenue growth1 of 3% to 6%;
•Adjusted EBITDA1 of $840 million to $860 million;
•Adjusted diluted EPS1 of $2.40 to $2.60; and
•Adjusted EBITDA1 to free cash flow1 conversion of 25% to 35%.

Conference Call

GXO will hold a conference call on Thursday, May 8, 2025, at 8:30 a.m. Eastern Time. Participants can call toll free (from US/Canada) 866-682-6100; international callers dial +1 862-298-0702. Conference ID: 13752119. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until May 22, 2025. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial
+1 201-612-7415. Use participant passcode 13752119.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing an inclusive, world-class workplace for more than 150,000 team members across more than 1,000 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the attached financial tables.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid/received, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other
2 Our guidance reflects current FX rates.

companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, regulatory matters and litigation expenses as well as restructuring costs and other adjustments as set forth in the attached financial tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities), and certain costs related to integrating and separating IT systems. Regulatory matters and litigation expenses primarily relate to the settlement of ongoing regulatory and legal matters. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest expense), asset base (depreciation and amortization), tax impacts and other adjustments as set forth in the attached financial tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of revenue from acquired businesses and foreign currency exchange rate fluctuations.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of intangible assets acquired.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flow from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that net debt and net leverage ratio are important measures of our overall liquidity position and are calculated by adding bank overdrafts and removing cash and cash equivalents (excluding restricted cash) from our total debt and net debt as a ratio of our trailing twelve months adjusted EBITDA. We calculate ROIC as our trailing twelve months adjusted EBITA, net of income taxes paid/received, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2025 organic revenue growth, adjusted EBITDA, adjusted diluted EPS, and free cash flow conversion, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including expected incremental revenue for 2025 and 2026 and our full-year 2025 guidance of organic revenue growth, adjusted EBITDA, adjusted diluted earnings per share and free cash flow conversion. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our respective customers’ demands; our ability to successfully integrate and realize anticipated benefits, synergies, cost savings and profit improvement opportunities with respect to acquired companies, including the acquisition of Wincanton; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage its subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize its employees; risks associated with defined benefit plans for our current and former employees; our ability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fluctuations in customer confidence and spending; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; damage to our reputation; a material disruption of our operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; failure in properly handling the inventory of our customers; the impact of potential cyber-attacks and information technology or data security breaches; and the inability to implement technology initiatives or business systems successfully; our ability to achieve Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Kristine Kubacki, CFA
+1 (203) 769-7206
kristine.kubacki@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024
Revenue	$2,977	$2,456
Direct operating expense	2,558	2,056
Selling, general and administrative expense	261	249
Depreciation and amortization expense	109	92
Transaction and integration costs	22	19
Restructuring costs and other	17	16
Regulatory matter(1) and litigation expense	66	63
Operating loss	(56)	(39)
Other income (expense), net	(5)	6
Interest expense, net	(32)	(13)
Loss before income taxes	(93)	(46)
Income tax (expense) benefit	(2)	10
Net loss	(95)	(36)
Net income attributable to Noncontrolling Interests (“NCI”)	(1)	(1)
Net loss attributable to GXO	$(96)	$(37)

Loss per share
Basic	$(0.81)	$(0.31)
Diluted	$(0.81)	$(0.31)

Weighted-average shares used in computation of loss per share
Basic	118,991	119,273
Diluted	118,991	119,273
(1) In 2024, the Italian tax authorities challenged the deductibility of value-added tax payments by the Company to certain third-party service providers. For the three months ended and as of March 31, 2025, the Company accrued €61 million ($66 million) associated with this contingency for the probable and reasonably estimable loss.

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$288	$413
Accounts receivable, net of allowance of $20 and $15	1,895	1,799
Other current assets	446	429
Total current assets	2,629	2,641
Long-term assets
Property and equipment, net of accumulated depreciation of $1,842 and $1,732	1,216	1,160
Operating lease assets	2,366	2,329
Goodwill	3,623	3,549
Intangible assets, net of accumulated amortization of $659 and $618	977	986
Other long-term assets	511	601
Total long-term assets	8,693	8,625
Total assets	$11,322	$11,266
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$720	$776
Accrued expenses	1,398	1,271
Current debt	175	110
Current operating lease liabilities	681	647
Other current liabilities	396	385
Total current liabilities	3,370	3,189
Long-term liabilities
Long-term debt	2,545	2,521
Long-term operating lease liabilities	1,908	1,898
Other long-term liabilities	595	623
Total long-term liabilities	5,048	5,042
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 119,721 and 119,496 shares issued and 116,955 and 119,496 shares outstanding, respectively	1	1
Treasury stock, at cost; 2,766 and 0 shares, respectively	(111)	—
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, 0 issued and outstanding	—	—
Additional Paid-In Capital (“APIC”)	2,635	2,629
Retained earnings	590	686
Accumulated Other Comprehensive Income (Loss) (“AOCIL”)	(245)	(313)
Total stockholders’ equity before NCI	2,870	3,003
NCI	34	32
Total equity	2,904	3,035
Total liabilities and equity	$11,322	$11,266

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Cash flows from operating activities:
Net loss	$(95)	$(36)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	109	92
Stock-based compensation expense	12	8
Deferred tax benefit	(10)	(2)
Other	5	14
Changes in operating assets and liabilities
Accounts receivable	(49)	70
Other assets	91	(42)
Accounts payable	(88)	(106)
Accrued expenses and other liabilities	54	52
Net cash provided by operating activities	29	50
Cash flows from investing activities:
Capital expenditures	(78)	(73)
Proceeds from sale of property and equipment	1	6
Purchase of Wincanton plc shares	—	(15)
Net cash used in investing activities	(77)	(82)
Cash flows from financing activities:
Common stock repurchased	(106)	—
Net borrowings under revolving credit facilities	56	—
Repayments of finance lease obligations	(11)	(8)
Taxes paid related to net share settlement of equity awards	(6)	(4)
Other	1	4
Net cash used in financing activities	(66)	(8)
Effect of exchange rates on cash and cash equivalents	11	(5)
Net decrease in cash, restricted cash and cash equivalents	(103)	(45)
Cash, restricted cash and cash equivalents, beginning of period	485	470
Cash, restricted cash and cash equivalents, end of period	$382	$425

Reconciliation of cash, restricted cash and cash equivalents
Cash and cash equivalents	$288	$423
Restricted Cash (included in Current assets)	92	—
Restricted Cash (included in Other long-term assets)	2	2
Total cash, restricted cash and cash equivalents	$382	$425

Non-cash financing activities:
Unsettled stock repurchases for which trades occurred	$4	$—
Excise tax liability related to stock repurchases	$1	$—

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended March 31,
(In millions)	2025	2024
United Kingdom	$1,391	$913
United States	752	747
Netherlands	232	218
France	186	200
Spain	143	129
Italy	95	93
Other	178	156
Total	$2,977	$2,456

The Company’s revenue can also be disaggregated by the customer’s primary industry. Revenue disaggregated by industries was as follows:

	Three Months Ended March 31,
(In millions)	2025	2024
Omnichannel retail	$1,422	$1,022
Technology and consumer electronics	393	382
Industrial and manufacturing	362	266
Food and beverage	314	316
Consumer packaged goods	284	295
Other	202	175
Total	$2,977	$2,456

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
and Adjusted EBITDA Margins
(Unaudited)

	Three Months Ended March 31,		Year Ended December 31, 2024	Trailing Twelve Months Ended March 31, 2025
(In millions)	2025	2024
Net income (loss) attributable to GXO	$(96)	$(37)	$134	$75
Net income attributable to NCI	1	1	4	4
Net income (loss)	$(95)	$(36)	$138	$79
Interest expense, net	32	13	103	122
Income tax expense (benefit)	2	(10)	8	20
Depreciation and amortization expense	109	92	415	432
Transaction and integration costs	22	19	76	79
Restructuring costs and other	17	16	27	28
Regulatory matter and litigation expense	66	63	59	62
Unrealized (gain) loss on foreign currency contracts	10	(3)	(11)	2
Adjusted EBITDA(1)	$163	$154	$815	$824

Revenue	$2,977	$2,456
Operating loss	$(56)	$(39)
Operating loss margin(2)	(1.9)%	(1.6)%
Adjusted EBITDA margin(1)(3)	5.5%	6.3%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Operating loss margin is calculated as operating loss divided by revenue for the period.
(3) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITA
and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended March 31,		Year Ended December 31, 2024	Trailing Twelve Months Ended March 31, 2025
(In millions)	2025	2024
Net income (loss) attributable to GXO	$(96)	$(37)	$134	$75
Net income attributable to NCI	1	1	4	4
Net income (loss)	$(95)	$(36)	$138	$79
Interest expense, net	32	13	103	122
Income tax expense (benefit)	2	(10)	8	20
Amortization of intangible assets acquired	29	19	108	118
Transaction and integration costs	22	19	76	79
Restructuring costs and other	17	16	27	28
Regulatory matter and litigation expense	66	63	59	62
Unrealized (gain) loss on foreign currency contracts	10	(3)	(11)	2
Adjusted EBITA(1)	$83	$81	$508	$510

Revenue	$2,977	$2,456
Adjusted EBITA margin(1)(2)	2.8%	3.3%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue for the period.

GXO Logistics, Inc.
Reconciliation of Net Loss to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2025	2024
Net loss	$(95)	$(36)
Net income attributable to NCI	(1)	(1)
Net loss attributable to GXO	$(96)	$(37)
Amortization of intangible assets acquired	29	19
Transaction and integration costs	22	19
Restructuring costs and other	17	16
Regulatory matter and litigation expense	66	63
Unrealized (gain) loss on foreign currency contracts	10	(3)
Income tax associated with the adjustments above(1)	(14)	(23)
Adjusted net income attributable to GXO(2)	$34	$54

Adjusted basic EPS(2)	$0.29	$0.45
Adjusted diluted EPS(2)	$0.29	$0.45

Weighted-average shares used in computation of adjusted earnings per share
Basic	118,991	119,273
Diluted(3)	119,288	119,678
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) The three months ended March 31, 2025 and 2024 calculations of loss per share - diluted (GAAP) exclude 297 thousand and 405 thousand shares, respectively, due to their anti-dilutive effect.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operations to Free Cash Flow:

	Three Months Ended March 31,
(In millions)	2025	2024
Cash flows from operations(1)	$29	$50
Capital expenditures	(78)	(73)
Proceeds from sale of property and equipment	1	6
Free cash flow(2)	$(48)	$(17)
(1) Net cash provided by operating activities.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended March 31,
(In millions)	2025	2024
Revenue	$2,977	$2,456
Revenue from acquired business(1)	(487)	—
Foreign exchange rates	33	—
Organic revenue(2)	$2,523	$2,456

Revenue growth(3)	21.2%
Organic revenue growth(2)(4)	2.7%
(1) The Company excludes revenue from acquired businesses for periods that are not comparable.
(2) See the “Non-GAAP Financial Measures” section of this press release.
(3) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	March 31, 2025
Current debt	$175
Long-term debt	2,545
Total debt(1)	$2,720
Plus: Bank overdrafts	7
Less: Cash and cash equivalents (excluding restricted cash)	(288)
Net debt(2)	$2,439
(1) Includes finance leases and other debt of $391 million as of March 31, 2025.
(2) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income Ratio:

(In millions)	March 31, 2025
Total debt	$2,720
Trailing twelve months net income	$79
Debt to net income ratio	34.4x

Reconciliation of Net Leverage Ratio:

(In millions)	March 31, 2025
Net debt(1)	$2,439
Trailing twelve months adjusted EBITDA(1)	$824
Net leverage ratio(1)	3.0x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid/received:

	Three Months Ended March 31,		Year Ended December 31, 2024	Trailing Twelve Months Ended March 31, 2025
(In millions)	2025	2024
Adjusted EBITA(1)	$83	$81	$508	$510
Less: Cash (paid) received for income taxes	8	(1)	(43)	(34)
Adjusted EBITA, net of income taxes paid/received(1)	$91	$80	$465	$476
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	March 31,
(In millions)	2025	2024	Average
Selected Assets:
Accounts receivable, net	$1,895	$1,665	$1,780
Other current assets	446	375	411
Property and equipment, net	1,216	951	1,084
Selected Liabilities:
Accounts payable	$(720)	$(615)	$(668)
Accrued expenses	(1,398)	(976)	(1,187)
Other current liabilities	(396)	(311)	(354)
Invested capital	$1,043	$1,089	$1,066

Trailing twelve months net income to average invested capital			7.4%
Operating return on invested capital(1)(2)			44.7%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) The ratio of operating return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid/received, divided by the average invested capital.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid:

	Three Months Ended March 31,		Year Ended December 31, 2023	Trailing Twelve Months Ended March 31, 2024
(In millions)	2024	2023
Adjusted EBITA(1)	$81	$92	$451	$440
Less: Cash paid for income taxes	(1)	—	(84)	(85)
Adjusted EBITA, net of income taxes paid(1)	$80	$92	$367	$355
(1) See the “Non-GAAP Financial Measures” section of this press release.

Return on Invested Capital (ROIC):

	March 31,
(In millions)	2024	2023	Average
Selected Assets:
Accounts receivable, net	$1,665	$1,605	$1,635
Other current assets	375	280	328
Property and equipment, net	951	964	958
Selected Liabilities:
Accounts payable	$(615)	$(652)	$(634)
Accrued expenses	(976)	(908)	(942)
Other current liabilities	(311)	(209)	(260)
Invested capital	$1,089	$1,080	$1,085

Trailing twelve months net income to average invested capital			15.8%
Operating return on invested capital(1)(2)			32.7%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) The ratio of operating return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by the average invested capital.

GXO Logistics, Inc.
Reconciliation of Net Income (loss) to Adjusted EBITA
(Unaudited)

	Three Months Ended March 31,		Year Ended December 31, 2023	Trailing Twelve Months Ended March 31, 2024
(In millions)	2024	2023
Net income (loss) attributable to GXO	$(37)	$25	$229	$167
Net income attributable to NCI	1	1	4	4
Net income (loss)	$(36)	$26	$233	$171
Interest expense, net	13	13	53	53
Income tax expense (benefit)	(10)	3	33	20
Amortization of intangible assets acquired	19	17	71	73
Transaction and integration costs	19	13	34	40
Restructuring costs and other	16	21	32	27
Litigation expense	63	—	—	63
Unrealized gain on foreign currency options and other	(3)	(1)	(5)	(7)
Adjusted EBITA(1)	$81	$92	$451	$440
(1) See the “Non-GAAP Financial Measures” section of this press release.